Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SYNNEX Corporation:

We consent to the use of our reports dated January 29, 2018, with respect to the consolidated balance sheets of SYNNEX Corporation (the Company) as of November 30, 2017 and 2016 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended November 30, 2017, and the related financial statement schedule (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of November 30, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our report on the effectiveness of internal control over financial reporting as of November 30, 2017, contains an explanatory paragraph that states the Company acquired Westcon Group, Inc. (Westcon-Comstor Americas) on September 1, 2017 and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of November 30, 2017, internal control over financial reporting of Westcon-Comstor Americas associated with total assets of $1,750.5 million and total revenue of $634.8 million included in the consolidated financial statements of the Company as of and for the year ended November 30, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Westcon-Comstor Americas.

/s/ KPMG LLP

Santa Clara, California

August 24, 2018